EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE OF ASSETS

THIS AGREEMENT OF PURCHASE AND SALE OF ASSETS (“Agreement”) is made this 1st day of September, 2011, by and between NTS Technical Systems, Inc., a California corporation (“Buyer”), Lightning Technologies, Inc., a Massachusetts corporation (“Seller”) and the Shareholders of the Seller listed on the signature page hereof (“Shareholders”).

R E C I T A L S

WHEREAS, Seller is engaged in the business of research, development, engineering and testing services of lightning protection for aircraft and other complex systems (“Business”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer is willing to purchase from Seller, all of the assets of the Business upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Buyer and Seller intend that immediately following the purchase by Buyer from Seller of all of the assets of the Business, Seller will cease to operate the Business and that thereafter neither Seller nor the Shareholders will compete with Buyer in the Business.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	PURCHASE AND SALE OF ASSETS

1.1           Sale and Transfer of Assets.  Subject to the terms and conditions of this Agreement and based upon the representations, warranties and covenants of the parties, Seller sells, transfers, assigns and delivers to Buyer, free and clear of all liens or encumbrances of any kind, and Buyer purchases and accepts from Seller, the following assets (“Assets”):

(a)           Contracts.  All of Seller's right, title and interest in and to all of its contracts, contract rights, sales proposals, open quotation, and bids to clients and potential clients, provided the same were made in the ordinary course of business and used Seller's standard contract with no discounts or extraordinary provisions at the time of Closing, including those listed on Schedule 1.1(a) attached hereto (the “Contracts”);

(b)           Inventory.  All of Seller's right, title and interest in and to the supplies, parts, raw materials, work in process and finished goods, including those listed on Schedule 1.1(b) attached hereto (“Inventory”);

(c)           Office Furniture and Equipment.  All of Seller's right, title and interest in and to the office furniture, including that listed on Schedule 1.1(c) attached hereto (“Furniture”);

(d)           Equipment.  All of Seller's right title and interest in and to the equipment relating to the Business, including that listed on Schedule 1.1(d) attached hereto (“Equipment”);

(e)           Fixtures and Leasehold Improvements.  All of Seller's right, title and interest in and to all fixtures and leasehold improvements, including but not limited to those listed on Schedule 1.1(e) attached hereto (“Leasehold Improvements”);

(f)            Records and Other Information.  All of Seller's right, title and interest in and to all records of Seller relating to the Business, including, production records, audit files, engineering records, contract records, accounting records, sales data and records, customer lists and other information relating to customers, lists of potential customers, supplier’s names, mailing lists and any art work, photographic and advertising materials (“Records”). Although not transferred to Buyer, Seller agrees to furnish to Buyer copies of all auditor files and accreditation body records for the current accreditation cycle and copies of the most recent contracts with clients no matter when executed and all data relating to such contracts.

(g)           Personal Property Leases.  All of Seller's right, title and interest in and to the leases for personal property, including those listed on Schedule 1.1(g) attached hereto (“Personal Property Leases”);

(h)           Patents and Trademarks.  All of Seller's right, title and interest in and to all trade names including “Lightning Technologies” and any logos, the url www.lightningtech.com, patents, processes, know-how, formulae, trade secrets, compositions, designs, drawings, specifications, patterns, blueprints, plans, files, notebooks and records relating to research, engineering and development activities, custom software, production data and shop rights, each as it relates to the Business or is necessary for the operation of the Business, including but not limited to those listed on Schedule 1.1(h) attached hereto (“Intellectual Property”);

(i)            Other Assets.  All security and other deposits made by or for the benefit of the Business and relating to any of the foregoing Assets, all prepaid expenses of any kind or nature whatsoever which relate to any of the foregoing Assets, all other current assets, and all other tangible and intangible personal property, including but not limited to the items listed on Schedule 1.1(i) attached hereto (“Other Assets”).

(j)            Accounts Receivable.  The accounts receivable (“Accounts Receivable”) of Seller, including all unbilled amounts for work in process, listed on Schedule 1.1(j) attached hereto.  No sooner than five (5) days prior to the Close, Seller shall provide an Accounts Receivable ledger which shall reflect the current status of such accounts and which shall be subject to Buyer’s reasonable approval.  The Accounts Receivable shall only set forth amounts which can be reasonably collected within six (6) months, except those special Accounts Receivable identified on Schedule 1.1(j) (the “Special Accounts Receivable”) which can be reasonably collected within one (1) year, with no out of pocket costs.   In the event that the amount of the Account Receivables are not entirely collected within 6 months of Closing, or in the case of Special Accounts Receivable, within one (1) year of Closing, which uncollected accounts receivable will be assigned to the Seller for collection and payment of such uncollected amount shall be made to Buyer as an adjustment to the Purchase Price.

(k)           all goodwill as a going concern and all other intangible property; and

(l)            all other property not referred to above which is represented on Seller’s Latest Balance Sheet or acquired by Seller thereafter (except for such property which has been sold or otherwise disposed of in the Ordinary Course of Business).

1.2           Purchase Price.  The total purchase price for the Assets (the “Purchase Price”) shall be (a) $6,000,000 minus (b) the amount, if any, by which Estimated Working Capital, as determined pursuant to Section 1.5, is less than Target Working Capital (a “Downward Closing Working Capital Adjustment”); plus (c) the amount, if any, by which Estimated Working Capital, as determined pursuant to Section 1.5 , is greater than Target Working Capital (an “Upward Closing Working Capital Adjustment”); (such figure, the sum of (a) minus (b) plus (c)  is the closing payment (“Closing Payment”); plus (d) the Earn-Out Payment of up to an additional $1,000,000, if any, paid to Seller pursuant to Section 1.4 below.

1.3           Payment of Purchase Price.

(a)           At the Closing, Buyer shall pay the Closing Payment to Seller by certified or cashier’s check or wire transfer of immediately available funds to such account as shall have been designated in writing by Seller not less than three (3) Business Days prior to the Closing Date; and

(b)           Buyer shall withhold $900,000.00 (the “Indemnity Escrow Amount”) as a reserve for Seller’s and Shareholder’s indemnification obligations described in Section 10 below.  The Indemnity Escrow Amount plus accrued interest thereon shall be released to the applicable Parties pursuant to the terms set forth in Section 10.

(c)           The Earn-Out Payment, if any, shall be payable in accordance with the terms of Section 1.4 below.

1.4           Earn-Out.

As additional consideration for the Purchased Assets, the Buyer will pay to Seller an earn-out over four (4) years of up to $1,000,000 in cash or stock of Buyer (payment in either cash or stock shall be agreed to by both the Seller and Buyer at such time as the payment may be due), based on certain performance criteria set forth in Schedule 1.4 (the “Earn-Out”), and subject to the limitations and conditions contained herein.

Within 60 days following the conclusion of each 12-month period (September 1, 2012, September 1, 2013, September 1, 2014 and September 1, 2015) , Buyer shall prepare financial statements  showing EBITDA with the earn-out above target  in each such period (the “Earn-Out Statements”) and deliver them to Seller.  Unless there is a disagreement (which shall be resolved as set forth  below), Buyer shall promptly make the Earn-Out Payments, if any, in cash via wire transfers of funds to the account of Seller in accordance with Seller’s instructions, or by the issuance of stock should the parties agree that such payment shall be made in stock.

Each of the Earn-Out Statements shall be final and binding upon the parties hereto unless Seller shall notify Buyer in writing, not later than ten (10) days from Seller’s receipt of the Earn-Out Statement of a disagreement.  Such notice of disagreement shall specify all items as to which there is disagreement, and provide an explanation of the basis for such disagreement.  During the ten-day review period, Seller shall have full access to the appropriate Buyer books and records, and to the employees, representatives and agents of Buyer who prepared, or assisted in the preparation of, the Earn-Out Statement.  Seller’s failure to timely notify Buyer in writing of the existence of a disagreement shall be deemed, for all purposes, Seller’s acceptance of the Earn-Out Statement.

In the event and to the extent that Seller shall timely notify Buyer in writing of a disagreement with an Earn-Out Statement (the “Earn-Out Disagreement”), the parties hereto shall attempt, in good faith, to resolve such Earn-Out Disagreement.  In the event that the parties are unable to resolve such Earn-Out Disagreement within ten business days from the date of receipt by Buyer of notice from Seller of the Earn-Out Disagreement, Buyer and Seller shall jointly select an independent public accounting firm to resolve the Earn-Out Disagreement (the “Accountants”).  Each of Seller and Buyer shall submit to the Accountants its proposal to settle the Earn-Out Disagreement.  Further, the parties shall submit to the Accountants all relevant financial data, and the Earn-Out Disagreement shall be submitted for final and binding arbitration and resolution before representatives of the Accountants.  After completing their review of the Earn-Out Disagreement, the Accountants shall resolve each item in dispute and confirm their conclusion in writing to Seller and Buyer.  The decision of the Accountants, which shall be confirmed in writing to Seller and Buyer, shall be final and binding upon the parties hereto for all purposes and enforceable in any court of competent jurisdiction.  Within ten days following the decision of the Accountants, Buyer shall make the required payment (if any) to the Seller.  The fees and costs of the Accountants, if any, in connection with such arbitration shall be shared by Seller and Buyer in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Seller and Buyer, respectively.

Provided, however, each of the Earn-Out Statements may be subject to adjustment based upon the year end (December 31) fiscal audit of Buyer and its facilities by the independent accountants for Buyer.

1.5	Working Capital Adjustment.

(a)           Determination of Closing Payment Adjustment.  An adjustment to the Purchase Price will be made at Closing from the difference between Working Capital and the Target Working Capital defined in 1.5 (b)(iv). No later than two (2) days prior to the Closing, Seller shall provide Buyer with its good faith estimate of Working Capital as of the Closing Date (“Estimated Working Capital”) and the amount, if any, by which the Purchase Price is to be adjusted as a result thereof.

(b)           For purposes of determining Working Capital:

(i)            “Working Capital” shall mean the amount by which the Current Assets, excluding cash, exceeds the amount of the Current Liabilities.  For purposes of the definition of Working Capital, all amounts included in this calculation shall be determined in accordance with GAAP.

(ii)           “Current Assets” shall mean net accounts receivable and unbilled amounts (work-in-process), net inventory and all other current assets (which shall include, among other items, prepaid expenses) of Seller that are included in the definition of Assets; provided, however, that no amounts related to cash, cash equivalents, any income tax receivables, deferred tax assets or prepaid income taxes and other Excluded Assets shall be included in determining Current Assets.

(iii)          “Current Liabilities” shall mean trade accounts payable, accrued expenses, and other current liabilities of Seller that are included in the definition of Assumed Liabilities; provided, however, that no amounts related to deferred tax liabilities, federal and provincial income tax liabilities, and Indebtedness, including interest thereon, and other Excluded Liabilities, shall be included in determining Current Liabilities.

(iv)           Target Working Capital.  Target Working Capital shall be $600,000.

(c)           Determination of Working Capital Adjustment.  No later than one hundred twenty (120) days following the Closing, Buyer shall deliver to Seller:

(i)           a balance sheet of Seller as of the opening of business on the Closing Date and which is prepared in accordance with GAAP (the “Closing Date Balance Sheet”); and

(ii)           the calculation of the actual Working Capital as of the Closing Date (the “Actual Working Capital”) based upon the amounts set forth in the Closing Date Balance Sheet and the proposed Working Capital Adjustment (collectively with the Closing Date Balance Sheet and the calculation of the Actual Working Capital, the “Working Capital Deliveries”).

(d)           Payment Following Calculation of Final Working Capital.

(i)           If the Final Working Capital is greater than or equal to the Target Working Capital (the “Working Capital Excess”) then the amount of the Working Capital Excess shall be paid by Buyer to Seller pursuant to Section 1.5(d(iii));

(ii)           If the Final Working Capital is less than Target Working Capital (the “Working Capital Deficiency”) then the amount of the Working Capital Deficiency shall be paid by Seller to Buyer pursuant to Section 1.5(d)(iii);

(iii)           Within three (3) Business Days, if any Working Capital Adjustment is due and payable:  (I) by Buyer, in accordance with this Section 1.5(d), Buyer shall pay the applicable portion of the Working Capital Adjustment to Seller by certified or cashier’s check or wire transfer of immediately available funds to such account as shall have been designated in writing by Seller; or (II) by Seller, in accordance with this Section 1.5(d), Seller shall pay the applicable portion of the Working Capital Adjustment to Buyer, at Buyer’s discretion, by distribution of such amount out of the Indemnity Escrow Amount, and if the Indemnity Amount shall not be sufficient, then  or by certified or cashier’s check or wire transfer of immediately available funds to such account as shall have been designated in writing by Buyer.

In the event and to the extent that Seller and Buyer disagree with the calculation of Working Capital (the “Working Capital Disagreement”), the parties hereto shall attempt, in good faith, to resolve such Working Capital Disagreement.  In the event that the parties are unable to resolve such Working Capital Disagreement, Buyer and Seller shall jointly select an independent public accounting firm to resolve the Working Capital  Disagreement (the “Accountants”).  Each of Seller and Buyer shall submit to the Accountants its proposal to settle the Working Capital Disagreement.  Further, the parties shall submit to the Accountants all relevant financial data, and the Working Capital Disagreement shall be submitted for final and binding arbitration and resolution before representatives of the Accountants.  After completing their review of the Working Capital  Disagreement, the Accountants shall resolve each item in dispute and confirm their conclusion in writing to Seller and Buyer.  The decision of the Accountants, which shall be confirmed in writing to Seller and Buyer, shall be final and binding upon the parties hereto for all purposes and enforceable in any court of competent jurisdiction.  Within ten days following the decision of the Accountants, Buyer shall make the required payment (if any) to the Seller.  The fees and costs of the Accountants, if any, in connection with such arbitration shall be shared by Seller and Buyer in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Seller and Buyer, respectively.

1.6           Assumption of Liabilities.  Buyer agrees to assume only the liabilities in connection with the Contracts.   It is expressly understood and agreed that Buyer shall not be liable for any of the obligations or liabilities of Seller of any kind or nature other than those specifically assumed by Buyer.  In connection with the past and/or continuing operation of the Seller, Seller acknowledges that it shall solely be responsible for all of its liabilities, accounts payable and obligations, including but not limited to all vendors and auditors whether arising before or after the Closing, except for those obligations assumed by Buyer in connection with the Contracts which constitute purchased Assets.

1.7           Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, Buyer shall not assume or in any way be liable for any Liabilities of Seller other than the Assumed Liabilities (such non-assumed Liabilities are referred to herein as the “Excluded Liabilities”).  Seller and Shareholder, jointly and severally, shall pay and perform all Excluded Liabilities as and when they become due.  Without limiting the foregoing, the following Liabilities of Seller shall be Excluded Liabilities:

(a)            any of Seller’s Liabilities for expenses, taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, all attorneys’, brokers’, investment banking and accountants’ fees and sales, use and transfer Taxes;

(b)           any of Seller’s Liabilities for indebtedness or guarantees of any indebtedness (including all such amounts owing to Shareholders);

(c)            any of Seller’s Liabilities which relate to or arise out of any of the employee benefit plans, including, without limitation, Liabilities under Section 4980B of the Code or Part 6 of Title I of ERISA in connection with any “qualifying event” (as defined in Section 4980B(f)(3) of the Code) which occurs on or prior to the Closing Date;

(d)           any of Seller’s Liabilities with respect to any amount of Taxes, including, without limitation, (i) any such Taxes arising in respect of its income, assets (including any Assets) or operations, (ii) any Liability of Seller for Taxes of any Person under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contractor or otherwise and (iii) any unpaid Taxes of any nature attributable to any period (or portion of any Straddle Period) that ends on or before the Closing Date;

(e)            any of Seller’s Liabilities arising by reason of any violation or alleged violation of any Law or any requirement of any Governmental Agency or by reason of any breach or alleged breach of any Contract, regardless of when any such violation or breach is asserted;

(f)             any of Seller’s Liabilities which would not have existed had each of Seller’s and Shareholder’s representations and warranties contained herein been true as of the Closing Date;

(g)            any of Seller’s Liabilities to Seller’s present or former employees or anyone employed by Seller prior to, on or after the Closing Date, or any labor organization representing any of them, and which are attributable either to events on or prior to the Closing Date, Seller’s employment of any such employees prior to, on or after the Closing Date, or to any acts or omissions of Seller prior to, on or after the Closing Date;

(h)            any of Seller’s Liabilities relating to claims for breach of warranty, personal injury, damage to property or other loss based upon or arising out of the testing of products or the provision of services by Seller;

(i)             any environmental, health or safety Liabilities or obligations arising out of or relating to the operation of the Business by Seller or the leasing, ownership or operation of the Leased Real Estate or any real estate previously owned or leased or now owned or leased by Seller;

(j)             any liability arising or resulting from the claim(s) listed on Schedule 2.10; and

(k)            any other Liability of Seller not expressly assumed by Buyer hereunder.

1.8           Excise and Property Taxes. Seller shall pay all sales and use taxes arising out of the transfer of the Assets and shall pay its portion, prorated as of the Closing Date, of state and local real and personal property taxes of the Business.  Buyer shall not be responsible for any business, occupation, withholding, or similar tax, or any taxes of any kind related to any period before the Closing Date.

2.              REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

As an inducement to Buyer to enter into this Agreement, Seller and Shareholders, jointly and severally, hereby represent and warrant to Buyer that the statements contained in this Section 2 are true, correct and complete as of the date hereof, except as specified to the contrary in the corresponding paragraph of the disclosure schedules prepared by Seller and Shareholders accompanying this Agreement (“Seller Disclosure Schedules”).  The Seller Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered sections contained in this Section 2.

2.1           Organization and Standing of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has full legal power and authority to own its assets and operate its Business as heretofore conducted and is fully qualified to transact business and is in good standing in each other jurisdiction in which the nature of the property owned or the Business transacted requires such qualification.  Seller has no subsidiaries.  The Shareholders are all of the shareholders of Seller.

2.2           Authority of Seller.  Seller has the right, power, legal capacity and authority to own its properties and assets, to carry on its business as presently conducted, and to enter into and perform its obligations under this Agreement.  Except as set forth in Schedule 2.2 attached hereto, no approvals or consents of any person, including without limitation, any party to loans, contracts, leases, or other agreements, or any federal, state or local authority or administrative agency are necessary to authorize the execution of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

2.3           Title to Assets.  Except as set forth in Schedule 2.3, Seller has good, clear and merchantable title in and to, and is in possession of, the Assets, and the Assets are free and clear of all restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, charges, encumbrances, equities, security interests, pledges, conditional sales agreements, or claims of any nature whatsoever.

2.4           Company Action.  All company action on the part of Seller, its directors, officers and shareholders necessary for the authorization, execution, delivery and performance of all obligations of Seller under this Agreement has been or shall be taken prior to the Closing Date, and this Agreement, when executed and delivered, shall constitute a valid and binding obligation of Seller and its Shareholders, enforceable in accordance with its terms, except as such validity, binding nature and enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights.

2.5           Full Disclosure.  None of the representations, warranties or statements made, or information provided, by Seller or Shareholders in this Agreement, including the exhibits and any other document or instrument furnished by Seller to Buyer, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide Buyer with complete and accurate information as to Seller, the Business, and the Assets.

2.6           Further Action.  Seller will, at Buyer's request from time to time, take all steps reasonably necessary to carry into effect the intention of the parties as expressed herein.

2.7           Other Documents.  Neither the execution and delivery by Seller of this Agreement, nor the consummation of the transactions contemplated hereby, will result in or constitute (a) a violation of any provision of the Articles of Organization or Bylaws of Seller; (b) a breach or default, or an event which, with notice or lapse of time or both, would be a breach or default, of any court order, lease, deed of trust, commitment, conditional sales contract, mortgage, note, bond, insurance, agreement, license or other instrument or obligation of any type to which Seller is now a party or by which Seller or any of its properties or assets may be bound or affected; or (c) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller or result in the creation or imposition of any lien, charge or encumbrance on any of the Assets of Seller.

2.8           Financial Statements.  Schedule 2.8 contains true and complete copies of the financial statements of Seller as of December 31, 2008, December 31, 2009, and December 31, 2010 and the unaudited balance sheet as of June 30, 2011, certified by the treasurer of Seller as accurately reflecting the financial condition of Seller for those periods and accurately reflecting all information normally reported to Seller's independent public accountants for the preparation of Seller's financial statements.  The financial statements in Schedule 2.8 are referred to as the Financial Statements.  The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently followed by Seller throughout the periods indicated, and fairly present the financial position of Seller as of the respective dates of the balance sheets included in the Financial Statements, and the results of its operations for the respective periods indicated.

2.9           Adverse Changes.  Since June 30, 2011, there has not been any change in the financial condition or operations of Seller, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

2.10          Litigation.  Except as set forth in Schedule 2.10, there is not pending, or, to the best knowledge of Shareholders or Seller, threatened, any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting Seller, or any of its businesses, Assets, or financial condition.  The matters set forth in Schedule 2.10, if decided adversely to Seller, will not result in a material adverse change in the business, assets, or financial condition of Seller.  Seller has furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in Schedule 2.10.  Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.  Except as set forth in Schedule 2.10, Seller is not presently engaged in any legal action to recover moneys due it or damages sustained by it.

2.11          Undisclosed Liabilities.  Except as set forth on attached Schedule 2.11, Seller does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in the Financial Statements, except those incurred thereafter in the ordinary course of business which are usual and normal in amount both individually and in the aggregate.

2.12          Insurance.  Schedule 2.12 attached hereto is a description of all insurance policies, and the principal amount of each, held by Seller concerning the Business and the Assets.  Seller has maintained and now maintains:

(a)           insurance on the Assets of a type customarily issued, covering property damage and loss of income by fire or other casualty; and

(b)           insurance protection against all liabilities, claims and risks associated with the Assets against which it is customary to insure, including but not limited to insurance for products liability.

Seller is not in default with respect to payment of premiums on any such policy.  Except as set forth in Schedule 2.10, no claim is pending under any such policy.

2.13          Real Property.  Schedule 2.13 is a complete and accurate list of all real property owned by or leased to Seller, together with an accurate brief description of each property.  Schedule 2.13 also sets forth brief descriptions of all buildings and other major improvements located on these properties.

2.14          Zoning.  The zoning of each parcel of property described in Schedule 2.13 permits the presently existing improvements and the continuation of the Business presently being conducted on such parcel.

2.15          Hazardous Materials.  Seller has no knowledge of, and has no reason to believe that there are any underground storage tanks located on the real property described in Schedule 2.13 in which any Hazardous Material, as defined below, has been or is being stored, nor has there been any spill, disposal, discharge, or release of any Hazardous Material into, upon, from, or over that real property or into or upon ground or surface water on that real property.  There are no asbestos containing materials incorporated into the buildings or interior improvements that are part of that real property, or into other Assets of Seller, nor is there any electrical transformer, fluorescent light fixture with ballasts, or other equipment containing PCBs on that real property.  As used in this paragraph, "Hazardous Material" means any hazardous or toxic substance, material, or waste that is regulated by any Federal authority or by any state or local governmental authority where the substance, material, or waste is located.

2.16          Accounts Receivable.  The Accounts Receivable arose from valid sales in the ordinary course of business and have been collected in full or are collectible at their full amount.  To the best knowledge of Seller, there are or will be at all relevant times no valid defenses, counterclaims or set-offs against such Accounts Receivable, except as reserved against in the Financial Statements.

2.17          Trade Names, Trademarks and Copyrights.  Seller has no knowledge of any infringement or alleged infringement by others of any trade name, trademark, service mark or copyright.  Seller reasonably believes that it has not infringed, and is not now infringing, on any trade name, trademark, service mark or copyright belonging to any other person, firm, or corporation.  Except as set forth in Schedule 2.17 attached hereto, Seller is not a party to any license, agreement, or arrangement, whether as a licensee, licensor, franchisor, franchisee, or otherwise, with respect to any trademarks, service marks, trade names, or applications for them, or any copyrights.  Seller owns, or holds adequate licenses or other rights to use all trademarks, service marks, trade names and copyrights necessary for the Business and that use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others.  Seller has the right to sell or assign to Buyer all such owned trademarks, trade names, service marks, and copyrights, and all such licenses or other rights.

2.18          Patents and Patent Rights.  All patents and applications for patents listed in Schedule 2.18 are valid and in full force and effect and are not subject to any taxes, maintenance fees or actions falling due within ninety (90) days after the Closing Date.  Except as set forth in Schedule 2.18, there have been no interference actions or other judicial, arbitration, or other adversary proceedings concerning the patents or applications for patents.  The manufacture, use, or sale of the inventions, models, designs, and systems covered by the patents and applications for patents do not violate or infringe on any patent or any proprietary right of any person, firm, or corporation; Seller has not infringed and is not now infringing on any patent or other right belonging to any person, firm, or corporation.  Except as set forth in Schedule 2.18, Seller is not a party to any license, agreement or arrangement, whether as licensee, licensor, or otherwise, with respect to any patent, application for patent, inventions, design, model, process, trade secret, or formula.  Seller has the right and authority to use and to transfer to Buyer such inventions, trade secrets, processes, models, designs and formulae as are necessary to enable it to conduct and to continue to conduct all phases of the Business, and that use does not, and will not, conflict with, infringe on, or violate any patent or other rights of others.

2.19          Trade Secrets.  Schedule 2.19 is a true and complete list of Seller's formulae, customer lists, processes, know how, and trade secrets (“Trade Secrets”).  The specific location of each Trade Secret's documentation is also set forth in Schedule 2.19.  Each Trade Secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others.  Seller is the sole owner of each of these Trade Secrets.  Seller has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these Trade Secrets.  The Trade Secrets are presently valid and protectable and are not part of the public knowledge or literature; nor to Seller's knowledge have they been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Seller.

2.20          Leases and Contracts.  The Leases and Contracts are (a) existing and in full force and effect, (b) valid and enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally, (c) assignable by Seller to Buyer without causing a termination or affording the client or the party with whom Seller contracted an election to terminate such Contract, (d) in the standard form typically used by Seller in its ordinary course of business with no discount or extraordinary provisions; and (e) free of all restrictions on or conditions to transfer, sublease or assignment.  To the best knowledge of the Seller, there is not under any of the Leases or Contracts (a) any existing default or condition, event or act which, with notice or lapse of time, or both, would constitute a default thereunder or (b) any outstanding notice of cancellation or termination, except for any default, condition, event, act, cancellation or termination which would not materially and adversely affect the Business.  Set forth on Schedule 2.20 is the list of all of the clients of Seller’s Business with the amount of revenue paid by each for the years 2009, 2010 and 2011.

To the best knowledge of the Seller has in all material respects performed all obligations required to be performed by it under each Contract, and each of the Contracts is valid and binding and in full force and effect, and will continue to be legally binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.  The Seller has not received notice and is not aware of the assertion or the existence of any repudiation of or material violation of any Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of any party under such Contract.

2.21          Equipment.  The Equipment, being all of the equipment which has been and is now used for the purpose of performing and carrying out the Business, is, and as of the Closing Date will be, in good order and working condition, has been appropriately maintained, has no major defects, meets all federal and state safety standards, and has not been significantly altered or modified after its purchase from the manufacturer. The Buyer shall have ninety (90) days after Closing within which to notify Seller that any of the Equipment was not in good order and working condition as of the Closing.

2.22          Other Contracts.  Except as otherwise disclosed herein, Seller is not a party to, nor are the Assets bound by, any distributor's or manufacturer's representative or agency agreement; any output or requirements agreements; any agreement not entered into in the ordinary course of business; any agreement that is unusual in nature, duration, or amount, or any other contract or agreement which materially affects or relates to the use of the Assets.

2.23          Compliance with Law.  The operations of the Business have been conducted in accordance with all applicable laws, regulations and other requirements of the United States of America and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Business, the failure to comply with which would have an adverse effect on the operation or properties of the Business.  Seller has not received notice of any asserted present or past violation of any applicable federal, state or local statute, law or regulation (including, without limitation, OSHA and environmental laws, any applicable building, zoning or other law, ordinance or regulation) affecting either the Business or the Assets, and no such violation exists.  Seller has procured and has maintained in effect all local, state and federal permits required by virtue of the operation of the Business.

2.24          Future Operation.  Neither Seller nor the Shareholders has any information, and is not aware of any facts, not equally known or disclosed by Seller or Shareholders to Buyer, which would or could adversely affect the future operation of the Business.

2.25          Employment Contracts and Benefits.  Schedule 2.25 attached hereto, is a list of all of Seller's employment contracts, collective bargaining agreements, and pension, bonus, profit sharing, stock option, or other agreements providing for employee remuneration or benefits.  To the best of Seller's knowledge, Seller is not in default under any of these agreements. None of the employees has been improperly classified as an independent contractor or as being exempt from the payment of wages for overtime.  Seller shall terminate all pension, profit sharing or other retirement contribution plans immediately prior to the Closing.

2.26          Personnel.  Schedule 2.26 is a list of the names and addresses of all officers, directors, employees, agents, and representatives of Seller, stating (a) the rates of compensation payable to each, (b) any accrued but unpaid vacation allowances in favor of each, (c) any accrued but unpaid sick leave amounts payable to each, and (d) any other accrued but unpaid compensation payable to each.

2.27         Tax Returns and Audits.

For purposes of this Agreement, (i) “Tax” or “Taxes” means any and all United States federal, state, local, and foreign taxes, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties, and other taxes, charges, fees, levies, imposts, duties, or assessments of any kind whatsoever imposed or required to be withheld by any Tax authority, including any interest, additions to Tax, or penalties applicable or related thereto, and (ii) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

(a)           Seller has filed or caused to be filed on a timely basis within the time permitted (including by any extension obtained by Seller) all Tax Returns that are or were required to be filed pursuant to applicable Law by Seller or with respect to the activities, Assets, income or operations of Seller, and all Tax Returns filed by Seller are true, correct and complete in all material respects.  Seller has timely paid all Taxes related to the assets, business, income and operations of Seller that have or may have accrued or become due for all periods covered by the Tax Returns or that will have accrued or become due as of Closing, or pursuant to any assessment received by Seller.

(b)           Schedule 2.27(b) sets forth each state, county, local municipal, domestic or foreign jurisdiction or governmental or taxing authority in or with which, with respect to the assets, business, income or operations of Seller, Seller (i) files, or to the Knowledge of Seller is or has been required to file, a Tax Return, (ii) to the Knowledge of Seller is required to register for any Tax purpose, (iii) to the Knowledge of Seller is or has been liable for any Tax on a “nexus” basis at any time, (iv) is qualified to do business, (iv) owns or regularly uses property, (v) has any employee or in which any employee is regularly present, or (vi) has any agent, representative or distributor.  No claim has ever been made (nor to the Knowledge of Seller is any claim expected to be made) by any governmental authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(c)           Schedule 2.27(c) contains a complete list of all audits, examinations and investigations with respect to Taxes or Tax Returns of Seller or related to the assets, business, income or operations of Seller that have been audited or currently are under audit and a complete description of any and all deficiencies or other amounts that were paid or are currently being contested.  Except as provided in Schedule 2.27(b), there is no dispute or claim concerning any Taxes related to the assets, business, income or operations of Seller either (i) claimed or raised by any governmental or taxing authority in writing or (ii) as to which Seller has Knowledge.  Except as described in Schedule 2.27(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the assessment or payment of Taxes with respect to the assets, business, income or operations of Seller.  There is no lien on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such lien.

(d)           Seller has (i) complied in all material respects with all provisions of Tax law relating to withholding, payment and remittance of Taxes and information reporting with respect thereto, and (ii) within the time and in the manner prescribed by Tax law, withheld and paid over to the proper governmental and taxing authorities all amounts required.

(e)           There is no Tax ruling, request for ruling or settlement, compromise, closing or Tax collection agreement to which Seller is a party or of which Seller or its assets, business, income or operations is or are the subject that is in effect or pending and which does or could affect the liability of Buyer for Taxes with respect to the Assets or business acquired hereunder for any period after the Closing Date.

(f)           To the Knowledge of Seller, no provisions of any Contracts are properly treated for United States federal income tax purposes as an entity (including without limitation a partnership) or as indebtedness.

(g)           No Asset is (i) “tax exempt use property” within the meaning of Section 168(h)(1) of the Code or Section 470(c)(2) of the Code, (ii) tax-exempt bond financed property within the meaning of Section 168(g) of the Code, or (iii) subject to a lease under IRC Section 7701(h) or any predecessor provision.

(h)           Seller has never been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(i)           All Assets that are tangible personal property, except for Inventory, were acquired for use or consumption by Seller and are being resold by Seller pursuant to this Agreement other than in the regular course of a business engaged in by Seller.

2.28          Press Releases.  Except as required by applicable law, neither Seller nor Shareholders shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Buyer, which approval shall not be unreasonably withheld.

3.             REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

3.1           Organization and Standing of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has full corporate power and authority to own its assets and operate its business as heretofore conducted and is fully qualified to transact business and is in good standing in each other jurisdiction in which the nature of the property owned or the business transacted requires such qualification.

3.2           Authority of Buyer.  Buyer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and no approvals or consents of any person, including, without limitation, any party to loans, contracts, leases, or other agreements, or any federal, state or local authority or administrative agency are necessary to authorize the execution of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

3.3           Corporate Action.  All corporate action on the part of Buyer, its officers and directors necessary for the authorization, execution, delivery and performance of all obligations of Buyer under this Agreement has been or shall be taken prior to the Closing Date and this Agreement, when executed and delivered, shall constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such validity, binding nature and enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights.

3.4           Other Documents.  Neither the execution and delivery by Buyer of this Agreement nor the consummation of the transactions contemplated hereby, will result in or constitute (a) a violation of any provision of the Articles of Organization or By-Laws of Buyer; (b) a breach or default, or an event which, with notice or lapse of time or both, would be a breach or default, of any court order, lease, deed of trust, commitment, conditional sales contract, mortgage, note, bond, insurance, agreement, license or other instrument or obligation of any type to which Buyer is now a party or by which Buyer or any of its properties or assets may be bound or affected; or (c) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Buyer or result in the creation or imposition of any lien, charge or encumbrance on any of the assets of Buyer.

4.             SELLER'S OBLIGATIONS PRIOR TO CLOSING

4.1           Access to Assets.  Prior to Closing, Seller shall permit Buyer and the authorized representatives and designees of Buyer to have full access during normal business hours to the Assets and the books and records of Seller related thereto. In addition, the Shareholders shall work with Buyer to transfer all necessary data required by Buyer to operate the Business.

4.2           Regular Course of Business.  Prior to Closing, Seller shall operate the Business diligently and substantially in the same manner as heretofore conducted.  Seller shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that vary materially from those methods used by Seller as of the Date of this Agreement.

4.3           Consents.  On or before the Closing Date, Seller shall obtain the consents of the parties listed on Exhibit "A" and will furnish to Buyer executed copies of those consents.

4.4           Insurance; Use of the Assets.  Prior to Closing, Seller shall maintain its existing insurance subject to variations in amounts required by the ordinary operations of the Business.  Seller shall use, operate, maintain and repair the Assets in a careful and reasonably efficient manner.

4.5           Certain Changes.  Prior to Closing, Seller shall not:

(a)           Permit or allow any of the Assets to be subjected to any mortgage, pledge, lien or encumbrance;

(b)           Sell, transfer, assign or otherwise dispose of any of the Assets; or

(c)           Agree, whether in writing or otherwise, to do any of the foregoing.

4.6           No Default.  Prior to Closing, Seller shall not do any act or omit to do any act, or permit any act or omission which will cause a breach of any warranty made in this Agreement.

4.7           Preservation of Business.  Prior to Closing, Seller shall use its best efforts to preserve its business organization intact, to keep available to Seller its present officers and employees, and to preserve existing business relationships relating to or in connection with the Business.

4.8           Employees and Compensation.  Prior to Closing, Seller shall not do, or agree to do, any of the following acts:  (a) make any change in compensation payable or to become payable by it, to any officer, employee, sales agent, or representative; (b) make any change in benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment; or (c) modify any collective bargaining agreement to which it is a party or by which it may be bound.

4.9           New Transactions.  Prior to Closing, Seller shall not, without Buyer's prior written consent, enter into any contract, commitment, or transaction not in the usual and ordinary course of its business.

4.10          Payment of Liabilities and Waiver of Claims.  Prior to Closing, Seller shall not do, or agree to do, any of the following acts:  (a) waive or compromise any right or claim; or (b) cancel, any note, loan, or other obligation owing to Seller.

4.11          Existing Agreements.  Prior to Closing, Seller shall not amend, cancel, or terminate any of its existing contracts or agreements, or agree to do any of those acts.

4.12          Compliance with Laws.  Prior to Closing, Seller shall duly comply in all material respects with all laws applicable to the operation of the Business.

4.13          Confidentiality.  Prior and subsequent to Closing, Seller agrees that Seller and their officers, directors, and other representatives will not divulge, communicate, use to the detriment of Buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Buyer, including personnel information, secret processes, know-how, customer lists or other technical data.  Seller acknowledges and agrees that any information or data it has acquired on any of these matters or items was received in confidence and as fiduciary of Buyer.  Seller's obligations under this paragraph shall continue in full force and effect notwithstanding the termination of this Agreement.

4.14          Tax Clearance Certificates.    Prior to the Closing, Seller shall furnish to Buyer all tax clearance certificates from all government agencies evidencing the payment of all taxes owned and accrued prior to Closing, including but not limited to, sales, employment, withholding and income taxes.

5.             BUYER'S OBLIGATIONS PRIOR TO CLOSING

5.1            No Default.  Prior to Closing, Buyer shall not do any act or omit to do any act, or permit any act or omission which will cause a breach of any warranty made in this Agreement.

5.2           Confidentiality.  Prior and subsequent to Closing, Buyer agrees that Buyer and its officers, directors, and other representatives will not divulge, communicate, use to the detriment of Seller or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Seller, including personnel information, secret processes, know-how, customer lists or other technical data.  Buyer acknowledges and agrees that any information or data it has acquired on any of these matters or items was received in confidence and as fiduciary of Seller.  Buyer's obligations under this paragraph shall continue in full force and effect notwithstanding the termination of this Agreement.

6.             CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

Each and every obligation of Seller under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Seller:

6.1           Representations and Warranties True at Closing.  All representations and warranties of Buyer set forth in this Agreement and in any written statements delivered to Seller by Buyer under this Agreement will also be true and correct as of the Closing Date as if made on that Date.

6.2           Performance.  Buyer shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

6.3           No Governmental Proceeding or Litigation.  No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

6.4           Consents.  All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Buyer and delivered to Seller.

7.             CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

Each and every obligation of Buyer under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Buyer:

7.1           Representations and Warranties True at Closing.  All representations and warranties of Seller set forth in this Agreement and in any written statements delivered to Buyer by Seller under this Agreement will also be true and correct as of the Closing Date as if made on that Date.

7.2           Performance.  Seller shall have performed, satisfied, and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

7.3           No Governmental Proceeding or Litigation.  No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

7.4           Adverse Changes.  During the period from June 30, 2011 to the Closing Date, there has not occurred any materially adverse change in the operations, financial condition, liabilities, Assets, or prospects of the Business.

7.5           Payment of Taxes.  All past-due or preexisting tax liabilities of Seller, including all sales, use, property, payroll, withholding and any other federal, state or local taxes and assessments, shall be paid by Seller on or before the Closing Date.

7.6           Consents.  All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Buyer.

7.7           Approval of Documentation.  The form and substance of all certificates, instruments, opinions, and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

7.8           Confirmation and Inspection.  Prior to the Closing Date, Buyer will be provided reasonable access to Seller’s books, records, operations, select personnel and facilities to inspect Seller’s Business and operations and to conduct reasonable due diligence, as it deems appropriate, and will be satisfied with the results of such due diligence investigation, in each case in it sole discretion.

8.             THE CLOSING

8.1           Time and Place.  The Closing hereunder shall take place at the offices of Buyer’s counsel, on September 1, 2011 at 10:00am or at such other time and place as the parties may agree (“Closing Date”).  If the parties agree and if feasible, the Closing of these transactions and the exchange of documents and payments may be done by overnight mail or similar delivery arrangements.

8.2           Buyer's Obligations at Closing.  At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)           the amount of the Purchase Price payable at Closing, as provided in Section 1.3;

(b)           Certified resolutions approved by the Board of Directors of Buyer, in form satisfactory to counsel for Seller, authorizing the execution and performance of his Agreement and all actions to be taken by Buyer under this Agreement.

8.3           Seller's Obligations at Closing.  At the Closing, Seller shall deliver or caused to be delivered to Buyer:

(a)           copies of good standing certificates from the Secretary of Commonwealth of Massachusetts and from all other jurisdictions in which Seller is qualified to do business;

(b)           a legal opinion from counsel to Seller in form reasonably acceptable to counsel for Buyer;

(c)           that certain lease by and among Buyer and CDRW, LLC for the real property located at 10 Downing Industrial Parkway, Pittsfield, Massachusetts (the “Real Property Lease”), in substantially the form attached hereto as Exhibit “B”;

(d)           Executed Assignment and Assumption Agreement with respect to the Contracts in the form attached hereto as Exhibit “C”;

(e)           An executed Bill of Sale for the Assets in the form attached hereto as Exhibit “D”;

(f)            A certificate executed by the president and the secretary or treasurer of Seller certifying that all Seller's representations and warranties under this Agreement are true as of the Closing Date, as though each of those representations and warranties had been made on that Date;

(g)           Certified resolutions approved by all of the Directors and Stockholders of Seller, in form satisfactory to counsel for Buyer, authorizing the execution and performance of his Agreement and all actions to be taken by Seller under this Agreement;

(h)           Long Form Legal Existence and Good Standing Certificate from the Secretary of the Commonwealth of Massachusetts; and

(i)            Such other documents as Buyer may reasonably require for the purpose of carrying out the transactions contemplated herein including, without limitation, assigning, transferring, granting, conveying and confirming to Buyer or reducing to its possession any and all of the Assets.

Seller, at any time before or after the Closing Date, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property to be conveyed and transferred under this Agreement.  If requested by Buyer, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Buyer and claims, rights, or benefits that are transferred to Buyer under this Agreement and that require prosecution or enforcement in Seller's name.  Any prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller.

8.4  Acceptance of Bill of Sale.  Any and all representations and warranties of the Seller as to the condition of the Equipment, whether expressly contained in this Agreement or made orally, shall survive for ninety (90) days after the Closing.  Upon ninety (90) days after the Closing, the Buyer’s acceptance of the Bill of Sale shall be deemed to constitute the Buyer’s acceptance of the Equipment and tangible personal property in their AS IS condition.

9.             SELLER'S OBLIGATIONS AFTER CLOSING

9.1           Restrictive Covenants.  In consideration for the payment by Buyer of the Purchase Price, Seller and Shareholders each agree that they will not, at any time within the three (3) year period immediately following the Closing Date, directly or indirectly engage in, or have any interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise) that engages in the Business in any of the counties or cities in North America where Buyer operates the Business.  Furthermore, Seller and Shareholders shall never use, directly or indirectly, nor allow the name “Lightning Technologies” and any logos therefore, or any reputation, or any of its accreditations to be sold, leased, or used in any way or given to any person or entity in North America, or who conducts business in North America.

Until the third anniversary of the Effective Date, neither Seller nor Shareholders will directly or indirectly solicit or offer employment to any Employee (i) who did not become an employee of Buyer, (ii) who is then an employee of Buyer, or (iii) who has terminated such employment without the consent of Buyer within 180 days of such solicitation or offer. In addition, neither Seller nor Shareholders will directly or indirectly solicit, directly or indirectly, any client of the Business.  Seller and Shareholders shall not, directly or indirectly, influence or attempt to influence any person who is a contracting party with Seller as of the date of this Agreement to terminate or adversely amend any existing written or oral agreement that relates to the Business.

If any court of competent jurisdiction shall determine that the restrictions contained in this Section 9.1 shall be void, voidable or unenforceable for any reason, it is the intent of the parties that the restrictions herein contained shall be construed by such court so that the restrictions are limited to conform with prevailing law and to that extent the restrictions shall be enforced.  The parties acknowledge and agree that the restrictions contained in this section are a reasonable and necessary protection of the immediate interests of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and that Buyer would not have entered into this Agreement without receiving the additional consideration offered by each of the Seller and Shareholders in binding such Seller and Shareholders to these restrictions.  In the event of a breach or a threatened breach by the Shareholders or the Seller or any affiliated entities of these restrictions, Buyer shall be entitled to an injunction restraining each of the Shareholders and the Seller and any affiliated entity from such breach or threatened breach without having to establish monetary damage; provided, however, that the right to injunctive relief shall not be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach.

9.2           Proprietary Business Information.  After the Closing Date, Seller and Shareholders shall not, at any time disclose to any person or entity other than Buyer or use any proprietary Business information, whether or not such information is embodied in writing or other physical form.  Seller and Shareholders recognize and agree that all documents and objects containing any proprietary information in connection with the Business, whether developed by Seller, or by someone else for Seller, to the extent transferable to Buyer, will after the Closing Date become the exclusive property of Buyer.

9.3           Discharge of Business Obligations.  From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Business, its operations or the assets and properties used therein (except for those expressly assumed by Buyer hereunder), including without limitation any liabilities or obligations to employees, trade creditors and clients of the Business.

9.4           Employees.  At Closing, Buyer shall offer employment to, and Seller shall use its best efforts to assist Buyer in employing as new employees of Buyer, all persons presently engaged in the Business as employees who are identified by Buyer prior to the Closing Date (“Employees”).  The employees hired by Buyer will receive the following: (i) a one-time salary adjustment upward in the amount equal to the amount of the employee benefit contribution for medical, dental and short term disability insurance coverage; and (ii) a base salary increase of 5%.  Seller shall terminate effective as of the Closing Date all agreements it has with any of the Employees.

9.5           Employee Benefits.  Seller shall pay directly to each employee of the Business that portion of all benefits which has been accrued on behalf of that employee (or is attributable to expenses properly incurred by at employee) as of the Closing Date, and Buyer shall assume no liability therefore.  No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Buyer, and Buyer shall not be required to continue any such plan, fund, program or arrangement after the Closing Date.  The amounts payable on account of all benefit arrangements (other than as specified in the following subsections) shall be determined with reference to the Date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Buyer shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date.  All amounts payable directly to employees, or to any fund, program, arrangement or plan maintained by Seller therefor shall be paid by Seller within 30 days after the Closing Date to the extent that such payment is not inconsistent with the terms of such fund, program, arrangement or plan.  All employees of Seller who are employed by Buyer on or after the Closing Date shall be new employees of Buyer and any prior employment by Seller of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which Buyer may make available to its employees.

9.6           Transition Assistance.  Seller and Shareholders shall cooperate with Buyer in introducing Buyer to Seller’s clients and potential clients transitioning Seller’s Business to Buyer and supporting Buyer with client activation and as may otherwise be reasonably requested by Buyer relating to the transition of the Business from Seller to Buyer. Furthermore, Seller and Shareholders shall promptly turn over to Buyer any potential client leads for the Business.

10.           INDEMIIFICATION

10.1         Indemnification by Seller and Shareholders.

(a)           Except as otherwise provided in Section 10.1(b) below Seller and Shareholder, jointly and severally, agree to and shall indemnify in full Buyer (and its Affiliates and their respective officers, directors, employees, agents and shareholders) (collectively, the “Buyer Indemnified Parties”) and defend and hold the Buyer Indemnified Parties harmless against any Losses that the Buyer Indemnified Parties suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations or breach of any of the warranties of Seller or Shareholder contained in this Agreement, (ii) any breach of, or failure to perform, any agreement or covenant of Seller or Shareholder contained in this Agreement, (iii) the Excluded Liabilities, (iv) any claim of liability for injury or damage to person or property caused or alleged to have been caused by the use or operation of products engineered, designed, monitored, tested or serviced by or on behalf of Seller prior to the Closing Date, (v) any claim of non-compliance with Environmental Laws by Seller or any of the properties owned, leased or operated by Seller at any time prior to Closing, for damages as a result thereof and any investigation and remediation liabilities incurred by Buyer to bring the Assets and Business into compliance with all applicable Environmental Laws, (vi) any claim for refund or reimbursement of any payment made to Seller or Buyer by any person who was a customer of the Business on or prior to the Closing Date based on preference or priority as asserted by any receiver or trustee in bankruptcy or bankruptcy court;  (vii) Seller’s non-compliance with any federal, state or local immigration Law, including, but not limited to, the Immigration Reform and Control Act of 1986; or (viii) any claim by Lightning Diversion Systems regarding alleged proprietary interests (collectively, “Buyer Losses”).

(b)           Seller and Shareholder shall be jointly and severally liable and shall indemnify the Buyer Indemnified Parties and hold them harmless from and against, any Loss,  attributable to (i) all taxes which are Excluded Liabilities; (ii) all taxes of any member of an “affiliated group” (within the meaning of Section 1504 of the Code) of which Seller (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation section 1.1502-6 or any analogous or similar provision of foreign, state or local law, (iii) any and all taxes of any other person that Seller is liable for as a result of joint and several liability, transferee liability, successor liability, contractual liability, pursuant to any law, or otherwise (iv) any taxes imposed on any Buyer Indemnified Party as a transferee of or successor to Seller (or any Affiliate of the Seller) and which arise or relate to Seller’s failure to file any Tax Return or pay any Taxes; and (v) all Losses or Taxes resulting from a breach of representation or warranty contained in Section 2.27.  For the avoidance of doubt, the limitations set forth in Sections 10.6(b) and (c) shall not apply to this Section 10.1(b).

10.2         Indemnification by Buyer.

Buyer agrees to indemnify in full Seller (and its officers, directors, employees and agents) and Shareholders (collectively, the “Seller Indemnified Parties”) and defend and hold them harmless against any Losses which any of the Seller Indemnified Parties suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations or breaches of any of the warranties of the Buyer contained in this Agreement, (ii) any breach of, or failure to perform, any agreement or covenant of the Buyer contained in this Agreement, (iii) any claim for liability for injury or damage to person or property caused or alleged to have been caused by the use or operation of products of the Business monitored, tested or serviced by or on behalf of Buyer on or after the Closing Date (but not for any such Losses that constitute a breach of any representation or warranty of Seller or Shareholder or an Excluded Liability hereunder) and (iv) the Assumed Liabilities (collectively, “Seller Losses”).

10.3          Method of Asserting Claims.  As used herein, an “Indemnified Party” shall refer to a “Buyer Indemnified Party” or “Seller Indemnified Party”, as applicable, and the “Indemnifying Party” shall refer to the Party hereto obligated to indemnify such Indemnified Party.

(a)           Third Party Claims.

(i)       In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Seller Losses or Buyer Losses, as the case may be (any such third party action or proceeding being referred to as a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt notice thereof.  The failure to give such notice shall not affect the Indemnified Party’s ability to seek reimbursement except to the extent such failure has materially and adversely affected the Indemnifying Party’s ability to defend successfully such Third Party Claim.  The Indemnifying Party shall be entitled to contest and defend such Third Party Claim; provided, that the Indemnifying Party (A) has a reasonable basis for concluding that such defense may be successful, (B) consults with the Indemnified Party with respect to the handling of such Third Party Claim, (C) diligently contests and defends such Third Party Claim and (D) unconditionally acknowledge that such Third Party Claim constitutes a Loss of the Indemnified Party for which such Indemnified Party is entitled to indemnification under this Section 10.  Notice of the intention to contest and defend the Third Party Claim shall be given by the Indemnifying Party to the Indemnified Party within twenty (20) Business Days after the Indemnified Party gives notice to the Indemnifying Party of such Third Party Claim (but, in all events, at least five (5) Business Days prior to the date that an answer to such Third Party Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party that are reasonably acceptable to the Indemnified Party.  The Indemnified Party shall be entitled at any time, at its own cost and expense (which cost and expense shall not constitute a Loss unless such expense is incurred at the request of the Indemnifying Party, the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties), to participate in such contest and defense and to be represented by attorneys of its or their own choosing.  If the Indemnified Party elects to participate in such defense, the Indemnified Party shall cooperate with the Indemnifying Party in the conduct of such defense.  Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third Party Claim without the consent of the other, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a Third Party Claim, the Indemnified Party shall be entitled to contest, defend and settle such Third Party Claim, and pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Section 10, at the cost and expense of the Indemnifying Party.

(ii)     Certain Claims.  If (A) a Third Party Claim relates primarily to a criminal proceeding, action or indictment, (B) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim or other claim giving rise to such Third Party Claim is likely and such adverse determination would materially adversely affect the Indemnified Party’s reputation or future business prospects, (C) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party, (D) the Third Party Claim primarily relates to the material Intellectual Property of the Indemnified Party, or (E) the Indemnified Party reasonably determines that the Indemnifying Party cannot adequately represent the interests of the Indemnified Party because of a conflict of interest, then in any such case the Indemnified Party shall have the sole right to defend and/or settle such Third Party Claim, and to pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Section 10, at the cost and expense of the Indemnifying Party.  If the Indemnified Party elects to assume and control the defense of such a Third Party Claim, it will provide notice thereof to the Indemnifying Party within thirty (30) days after the Indemnified Party has obtained notice of such Third Party Claim.

(b)           Direct Claims.  In the event any Indemnified Party should have a claim (“Direct Claim”) against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a notice of such Direct Claim with reasonable promptness to the Indemnifying Party.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the Direct Claim described in such notice or fails to notify the Indemnified Party within thirty (30) days after delivery of such notice by the Indemnified Party, the Loss in the amount specified in the Indemnified Party’s notice shall be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand in accordance with the terms hereof.  If the Indemnifying Party gives notice to the Indemnified Party that it disputes the Direct Claim within such 30-day period, the Indemnified Party may pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Section 10.

10.4          Adjustments.  Any indemnification payments paid under this Section 10 shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of Form 870-AD or successor form) with respect to Buyer or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

10.5          Payments.  Any payment pursuant to a claim for indemnification under this Section 10 shall be made not later than ten (10) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in Section 10.3 above, in which case payment shall be made not later than five (5) days after the amount of the claim is finally determined by written agreement between the Indemnifying Party and the Indemnified Party or a non-appealable judgment of a court of competent jurisdiction or a final arbitration award.  In addition, such Party shall reimburse the other Party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all reasonable attorneys’ fees) incurred in seeking to collect any such Losses to which it is entitled.  Any payment required under this Section 10.5 which is not made when due shall bear interest at 8% per annum from the date due until paid or, if less, the maximum rate permitted by applicable usury laws.  Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand.  Notwithstanding the foregoing provisions of this Section 10.5, the Indemnity Escrow Amount shall be available to satisfy all claims for indemnification of Buyer Losses brought by a Buyer Indemnified Party for a minimum period of 18 months following the Closing Date.

10.6          Limitations.  The rights to indemnification under Sections 10.1(a) and (b) shall be subject to the following limitations: (a) Any claim for indemnification under Sections 10.1(a) and (b) shall be made by giving notice under Section 11.8 to the Indemnifying Party.  Any such notice must be given no later than the expiration of the eighteen (18) month anniversary of the Closing Date.  Notwithstanding the foregoing:

(i)         any claim for indemnification based upon, arising under, or resulting from any inaccuracy in, or breach of any representation or warranty made by Seller or Shareholders in Section 2.1 [Organization and Power], Section 2.2 [Authorization; No Breach], Section 2.11 [Absence of Undisclosed Liabilities];

(ii)        any claim for indemnification based upon, arising under or resulting from any inaccuracy in, or breach of any representation or warranty made by Seller or Shareholders in Section 2.27 [Tax Matters] or Section 2.25 [Employee Benefit Plans] may be made at any time prior to thirty (30) days following the expiration of the applicable statute of limitations (including valid extensions thereof);

(iii)       any claim for indemnification based upon, arising under or resulting from any inaccuracy in, or breach of any representation or warranty made by Seller or Shareholder in Section 2.15 [Environmental Matters]; may be made at any time may be made at any time prior to the expiration of the sixty (60) month anniversary of the Closing Date; and

(iv)       any claim for indemnification based upon, or resulting from any inaccuracy in, or breach of any representation or warranty made by Buyer in Section 3.1 [Organization and Power], and Section 3.2 [Authorization].

Any claim for indemnification under Sections 10.1(a) or (b) given after the abovementioned dates or time periods will have no effect.

(b)           Except for claims for indemnification in respect of matters in respect of breaches of representations and warranties made by Seller or Shareholders in Section 2.1 [Organization and Power], Section 2.2 [Authorization; No Breach], Section 2.11 [Absence of Undisclosed Liabilities], Section 2.27 [Tax Matters], Section 2.25 [Employee Benefit Plans] or Section 2.15 [Environmental Matters] (collectively, the “Fundamental Items”), Seller and Shareholder shall not be required to indemnify any Buyer Indemnified Parties under Section 10.1(a) of this Agreement until the aggregate amount of Buyer Losses exceeds $30,000 (the “Basket”), at which point Seller and Shareholders, jointly and severally, shall be liable for all Buyer Losses, subject to Section 10.7(c) below; provided, however, that the limits of the Basket shall not apply to claims based upon fraud or willful misconduct by Seller or Shareholders.

(c)           The aggregate amount of Buyer Losses under Section 10.1(a) for which Seller and Shareholders, jointly and severally, shall be liable with respect to this Agreement shall not exceed the Purchase Price (the “Cap”), provided, however, that the limits of the Cap shall not apply to claims (i) in respect of breaches of the Fundamental Items, or (ii) based upon fraud or willful misconduct by Seller or Shareholder.

10.7           Right of Set-off.  In the event that Buyer determines, in good faith, that it may be entitled to receive payment pursuant to a claim for indemnification under this Section 10, Buyer may withhold and reserve amounts otherwise payable by Buyer to Seller under this Agreement including, without limitation, the Earn-Out Payment until such claim for indemnification is finally determined and resolved.  Once such indemnification claim has been finally determined and resolved, Buyer may set off any such amount to which it is entitled under this Section 10 against amounts otherwise payable by Buyer under this Agreement including, without limitation, the Earn-Out Payment.  Any amounts that Buyer reserves hereunder that exceed the amounts that Buyer ultimately sets off shall be promptly paid to Seller.  The exercise by Buyer of the rights contained in this Section 10.7 shall not constitute a breach of any other provision of this Agreement.  Notwithstanding the foregoing provisions of this Section 10.7, neither the exercise nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that Buyer may otherwise have available.

11.           MISCELLANEOUS

11.1          Risk of Loss.  Notwithstanding anything to the contrary contained herein, Seller shall bear all risk of loss, damage, or destruction to the Assets prior to the Closing Date.  In the event of any such loss, damage or destruction, Seller shall promptly replace or repair any such lost, damaged or destroyed item, or, at Seller's option, the consideration payable pursuant to Paragraph 1.2 shall be reduced by an amount reasonably allocated to such item.

11.2          Further Actions and Assurances.  Each party agrees that upon the request of the other they will, from time to time, execute and deliver to such other party all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things as may be reasonably required, to carry out the obligations of such party hereunder and to consummate the transactions contemplated hereby.

11.3          Headings and Captions.  The subject headings of the paragraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

11.4          Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver and no waiver shall be binding unless executed in writing by the party making the waiver.  The parties hereto, by mutual consent, may amend or modify this Agreement in such manner as may be agreed upon by a written instrument executed by such parties.

11.5          Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither party may assign any of its rights under this Agreement, except to a wholly owned subsidiary of such party.  No such assignment by a party to its wholly owned subsidiary shall relieve a party of any of its obligations or duties under this Agreement.

11.6          Specific Performance and Waiver of Rescission Rights.  Each party's obligation to this Agreement is unique.  If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party or parties, in addition to any other rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy and damages will be adequate.  Notwithstanding any breach or default by any of the parties by any of their respective representations, warranties, covenants or agreements under this Agreement if the purchase and sale contemplated by it shall be consummated after Closing, each of the parties waives any of rights that it or they may have to rescind this Agreement or the transaction consummated by it; provided, however, that this waiver shall not affect any other rights or remedies available to the parties under this Agreement or under the law.

11.7          Binding Effect.  Nothing in this Agreement, whether expressed or implied, is intended to confer upon any person other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any other entity to either party hereto, nor shall any provision hereof give any entity any right of subrogation against, or action against any party to this Agreement.

11.8          Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon the Date of such service if served personally upon the party for whom intended, or if mailed by registered or certified mail, postage prepaid, to such party at their address as hereinafter shown, or as otherwise designated by such party in writing:

To Seller:                Lightning Technologies, Inc.
10 Downing Industrial Parkway
Pittsfield, Massachusetts 01201-3890
Attention:  Michael M. Dargi, Vice President

With a copy to:                     Emil J. George, Esq.
George, DeGregorio, Massimiano & McCarthy, P.C.
2 South Street, 255 Suite
Pittsfield, Massachusetts 01201

To Buyer:               National Technical Systems, Inc.
24007 Ventura Boulevard, Suite 200
Calabasas, California  913024
Attention:  Derek A. Coppinger, Senior Vice President

With a copy to:                    George E. Christodoulo, PC
Lawson & Weitzen LLP
88 Black Falcon Avenue, Suite 345
Boston, MA  02201

Notice shall be deemed to have been given three (3) business days after the Date so mailed.

11.9          Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10        Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

11.11        Legal Fees.  Should suit be brought to enforce this Agreement or by reason of any claimed default in the performance hereof by any party, the prevailing party in such suit shall be awarded attorneys' fees in the defense or prosecution thereof as part of the judgment eventuating in such suit.

11.12        Expenses.  Except as expressly provided herein to the contrary, the parties hereto shall each be responsible for the payment of any and all of their own expenses, including without limitation the fees and expenses of counsel, accountants, and other advisors, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement, whether or not such transactions are consummated in whole or in part.

11.13        Consent.  Whenever the consent or approval of any party to this Agreement is required or requested pursuant to the provisions of this Agreement, the same shall not be unreasonably withheld.

11.14        Severability.  The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions.

11.15        Brokers.  Each of the parties represents and warrants that they have not dealt with a broker or finder, and they know of no broker or other person entitled to any commission or fee, in connection with the transaction contemplated by this Agreement.  The parties agree that each will bear its own costs relating to the preparation of this Agreement, including the fees of its attorneys and/or accountants.

11.16        Exhibits / Schedules.  All exhibits and schedules attached to this Agreement are incorporated in and made a part of this Agreement by this reference.

11.17        Time of Essence.  Time is expressly made of the essence with respect to the performance by Buyer and Seller of each and every obligation and condition of this Agreement.

11.18        Arbitration.  Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in the Commonwealth of Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award ordered by the arbitrations may be entered in any court having jurisdiction.  The prevailing party in the arbitration will be entitled to recover reasonable expenses, including attorneys' fees and costs.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER

Lightning Technologies, Inc.

By:	/s/Michael M. Dargi
Michael M. Dargi, Vice President

BUYER
National Technical Systems, Inc.,

By:	/s/Derek A. Coppinger
Derek A. Coppinger, Senior Vice President

SHAREHOLDERS

/s/ Michael M. Dargi
Michael M. Dargi

/s/ Mary I. Cancilla
Mary I. Cancilla

/s/ Kenneth G. Wiles
Kenneth G. Wiles

/s/ Edward J. Rupke
Edward J. Rupke